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                                  EXHIBIT 99.2

                        Citizens Financial Services, Inc.
                Letter to Dividend Reinvestment Plan Participants
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                         [CITIZENS FINANCIAL LETTERHEAD]



                                 April __, 2001



Dear Shareholder:

Citizens Financial Services, Inc. is pleased to offer shareholders the opportunity to participate in our Dividend Reinvestment Plan. Shareholders owning 25 or more shares registered in their name are eligible to enroll in this plan.

Participation in the plan is entirely voluntary. You may enroll or withdraw at any time, in accordance with the Terms and Conditions of the plan. If you do not enroll in the plan, you will continue to receive checks, or ACH transfers, whenever we pay dividends. We encourage you to review the Terms and Conditions of the plan carefully and retain this document for future reference.

The First Citizens National Bank Trust Department administers the plan. You may enroll by executing the enclosed enrollment form. Each shareholder must sign the form. Return the completed form to the plan administrator. If you have any questions regarding the plan or otherwise, please call the plan administrator at 1-800-326-9486.

Thank you for your continued interest in and support of Citizens Financial Services, Inc.


                                                     Sincerely,


                                                     Richard E. Wilber
                                                     President